Filed pursuant to Rule 424(b)(3)
Registration No. 333-249551

PROSPECTUS SUPPLEMENT NO. 9
(to Prospectus dated November 4, 2020)

Velodyne Lidar, Inc.

Up to 32,164,576 Shares of Common Stock
This prospectus supplement supplements the prospectus dated November 4, 2020 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (No. 333-249551). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on May 10, 2021 and our current report on Form 8-K, filed with the Securities and Exchange Commission on May 11, 2021 (together, the “Current Reports”). Accordingly, we have attached the Current Reports to this prospectus supplement.
The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 18,282,384 shares of our common stock, $0.0001 par value per share (“common stock”), that are issuable upon the exercise of our publicly-traded warrants (the “Public Warrants”) and up to 375,000 shares of our common stock issuable upon exercise of our working capital warrants issued to Graf Acquisition LLC. The Prospectus and this prospectus supplement also relate to the resale from time to time, upon the expiration of lock-up agreements, by the selling stockholders named in the Prospectus or their permitted transferees of up to 13,507,192 shares of our common stock.
Our common stock and Public Warrants are listed on The Nasdaq Global Select Market under the symbols “VLDR” and “VLDRW,” respectively. On May 10, 2021, the closing price of our common stock was $11.38 and the closing price of our warrants was $3.24.
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 4 OF THE PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus supplement or the Prospectus or determined if this prospectus supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is May 12, 2021.

______________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2021

VELODYNE LIDAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue San Jose, California		95138
(Address of principal executive offices)		(Zip Code)

(669) 275-2251
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission (the “SEC”) together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (the “SEC Statement”). As a result of the SEC Statement, Velodyne re-evaluated the accounting treatment of its warrants and concluded that certain warrants should have been classified as a liability measured at fair value, for the 30-day period from September 29, 2020 to October 29, 2020. As part of the re-evaluation process, Velodyne identified a material weakness in its internal control over financial reporting related to the accounting for its warrants. Velodyne had previously reported in the Company’s Annual Report on Form 10-K filed on March 17, 2021, that its disclosure controls and procedures were not effective because of a material weakness in its internal control over financial reporting in connection with a failure to adequately review revenue schedules associated with non-standard revenue arrangements.

Accounting for these warrants as a liability instead of equity would have reduced non-operating expense and net loss by $1.6 million for the year ended December 31, 2020. Additionally, a corresponding $1.6 million adjustment would have been made to reduce its accumulated deficit with an offsetting adjustment to additional paid in capital in its equity accounts at December 31, 2020. Accounting for these warrants as a liability instead of equity would not have any effect on Velodyne’s previously reported revenues, assets, liabilities, total equity or cash flows for the period ended December 31, 2020. Velodyne has concluded the effects of accounting for the warrants as a liability instead of equity were immaterial to the previously issued financial statements. Velodyne plans to adjust its equity accounts for the effects of the accounting in its warrants in the condensed consolidated statement of stockholders’ equity at March 31, 2021, which will be included in Velodyne’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021. Velodyne has not amended its previously filed Annual Report on Form 10-K for the year ended December 31, 2020 or its previously filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 because the accounting for these warrants was immaterial for the quarterly and year-to-date periods effected.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE:	May 11, 2021	By:	/s/ Andrew Hamer
Andrew Hamer
Chief Financial Officer

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 10, 2021

VELODYNE LIDAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-38703	83-1138508
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5521 Hellyer Avenue San Jose, California		95138
(Address of principal executive offices)		(Zip Code)

(669) 275-2251
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, $0.0001 par value	VLDR	The Nasdaq Stock Market LLC
Warrants, each exercisable for three-quarters of one share of common stock	VLDRW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02.	Results of Operations and Financial Condition.

On May 10, 2021, Velodyne Lidar, Inc. (the “Company” or “Velodyne”) issued a press release reporting its financial results for the quarter ended March 31, 2021. The press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

As provided in General Instruction B.2 of Form 8-K, the information in this Item 2.02 and the exhibit hereto are “furnished” and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liability of such section nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release Issued by the Company on May 10, 2021
104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VELODYNE LIDAR, INC.

DATE:	May 10, 2021	By:	/s/ Andrew Hamer
Andrew Hamer
Chief Financial Officer